EXHIBIT 10.3
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made effective as of July 17, 2009 by and between BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), and Larry Bullock (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.           Employment.  The Company agrees to employ the Executive and the Executive agrees to be employed by the Company as Chief Financial Officer and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities customarily pertaining to such office as may be assigned to Executive from time to time by the Chief Executive Officer of the Company, all for the Period of Employment as provided in Section 2 below and upon the terms and conditions provided in the Agreement.

2.           Term.  The period of Executive's employment under this Agreement, will commence on July 17, 2009 , and shall continue for a period of three (3) years through July 16, 2012, subject to extension or termination as provided in this Agreement (“Period of Employment”).  Any expiration or termination of this Agreement shall not affect the term of the Indemnification Agreement dated May 12, 2006 (“Indemnification Agreement”) and the Confidential Information and Inventions Agreement dated January 14, 2004 (“Confidential Information and Inventions Agreement”) between the Parties.  To the extent that Executive’s employment continues following the expiration and nonrenewal of this Agreement, the Executives employment shall continue at-will, however Executive’s rights with respect to Without Cause Termination shall continue to the extent set forth in Section 8(d)(ii).

3.           Duties.  During the Period of Employment, the Executive shall devote their full business time, attention and skill to the business and affairs of the Company and its Affiliates.  The Executive will perform faithfully the duties that may be assigned to him from time to time in accordance herewith by the Chief Executive Officer of the Company.

4.           Compensation.  For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Executive an annual base salary of $245,500 (“Base Salary”).  Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than twice each month.  The Base Salary shall be reviewed each fiscal period and shall be subject to increase according to the policies and practices adopted by the Company from time to time.

(b)           Incentive Compensation Award.  The Executive shall also be eligible to receive annual incentive bonuses consisting of cash and/or options to purchase Company common stock consistent with annual incentive awards for other members of the senior management team.  The payment of such bonuses shall be based on the performance and satisfaction of specific milestones mutually agreed upon by the Chief Executive Officer and the Executive, and shall be further based upon the Executive’s performance as evaluated by the Chief Executive Officer.  In no event shall the payment of any annual incentive bonus to the Executive be made later than March 15 of the calendar year next following the calendar year during which such annual incentive bonus is earned.

(d)           Additional Benefits.  The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company or its affiliates and available to similarly situated employees of the Company, including participation in stock option plans. The Executive may participate to the extent permissible under the terms and provisions of such plans or programs.  These may include group hospitalization, health, dental care, life or other insurance, sick leave plans, travel or accident insurance and disability insurance.  Nothing in this Agreement will preclude the Company or Company affiliates from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as the total value of all benefits is not materially decreased.  The Executive will be entitled to annual paid time off, consistent with the Company’s paid time off policy and Company holidays as determined by the Company. The Company will provide Executive with sufficient equipment, supplies and resources to accomplish their duties and will purchase and/or reimburse Executive for the cost of maintaining preapproved professional memberships.

5.           Business Expenses and Other Expenses.  The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of their duties and obligations under this Agreement.

6.           Disability.

(a)  In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of the disability, until such time as any long term disability insurance benefits accruing to the Executive are available.  However, in the event the Executive is disabled for twelve (12) weeks (consecutive or nonconsecutive) during any twelve (12) month period, the Company may terminate the employment of the Executive.  In this case, normal compensation will cease, except for earned but unpaid Base Salary and, effective as of his termination date, the Executive shall be entitled to receive salary continuation for a period of six (6) months thereafter, to be paid in substantially equal installments in accordance with the Company’s regular payroll practices applicable to similarly situated active employees and determined by reference to his Base Salary as in effect on the day immediately prior to his termination date.

(b)           During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and to the extent reasonable considering the Executive's disability, the Executive will furnish information and assistance to the Company and from time to time will make themselves available to the Company to undertake assignments consistent with their prior position with the Company.  If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to furnish information and assistance will end.

(c)           For purposes of this Agreement, the Executive will be considered to be “disabled” if he satisfies the requirements necessary to receive benefits under the Company’s long-term disability plan or, in the absence of any such plan, under any insurance policy providing benefits for long-term disabilities that is procured for the Executive pursuant to this Agreement or otherwise.

7.           Death.  In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary.

8.           Effect of Termination of Employment.

(a) If the Executive's employment terminates due to a Without Cause Termination, as defined below, the Company will provide the Executive nine (9) months' Base Salary as in effect at the time of the termination plus an appropriately prorated amount of the previous year’s cash bonus on the Company’s regular payroll dates for such Base Salary or cash bonus. Additionally, the benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for nine (9) months to the extent permissible under the law and consistent with the tax status of such benefit plans.   Amounts that the Company is obligated to pay hereunder, including amounts paid by the Company to third parties to maintain benefit and perquisites, shall be less any amount the Executive receives from a third party for services provided as an employee, consultant, agent or the like, including any cash or non-cash consideration such as stock or stock options.  Furthermore, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the Date of Termination and shall remain exercisable for their stated terms.   Subject to Section 12 below, the salary continuation payments described in this Section 8 will commence within fourteen (14) days of the Company’s receipt of the Executive’s executed general release of claims under Section 8(b) of this Agreement, and to the extent permissible under Section 12 below, such salary continuation payments shall be made retroactive back to the date the Executive’s employment with the Company terminates.

(b)           All severance compensation provided for herein shall be expressly conditioned upon the Executive’s execution, delivery, and non-revocation of a general release of claims in the form set forth as Exhibit A, hereto.   All severance compensation provided for herein shall be further expressly conditioned upon the Executive complying with all post-employment obligations set forth herein and set forth in the Indemnification Agreement and the Confidential Information and Inventions Agreement.

(c)           If the Executive's employment terminates due to Termination for Cause (as defined below), breach of this Agreement by Executive or resignation by Executive, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs.  No other payments will be made or benefits provided by the Company.

(d)           For this Agreement, the following terms have the following meanings:

(i)           “Termination for Cause” means termination of the Executive's employment by the Company's Chief Executive Officer or Board of Directors acting in good faith by the Company by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's willful misconduct with respect to their duties under this Agreement, including but not limited to conviction for a felony or a common law fraud that results in or is likely to result in economic damage to the Company.  Executive will be provided a reasonable opportunity prior to any determination for “Cause”, to present his case before the Board of Directors of the Company with counsel.

(ii)           “Without Cause Termination” means “constructive termination” or actual termination of the Executive's employment other than due to death, disability, Termination for Cause, or resignation by Executive.  Constructive Termination shall occur upon Employee’s resignation as a result of either of the following trigger events: (A) a significant change to job scope or job responsibilities, (B) a relocation of Company headquarters of more than 50 miles, or (C) the expiration of this Agreement in the absence of a renewal, extension, or superseding Agreement; provided that the Executive gives the Company notice of such Constructive Termination within ninety (90) days of such trigger event, and the Company fails to cure such trigger event within thirty (30) days of such notice of Constructive Termination and such resignation is effective within sixty (60) days of expiration of the Company’s thirty (30) day cure period.

9.           Other Duties of the Executive during and after the Period of Employment.

(a)           The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in their possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

(b)           The Executive recognizes and acknowledges that all non-public information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company.  Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement.  The Executive will not during the Period of Employment and for 36 months thereafter except to the extent reasonably necessary in performance of the duties under this Agreement, or as required by law, give to any person, firm, association, corporation or governmental agency any non-public information, including but not limited to information relating to the affairs, business, clients, customers, technology or other relationships of the Company and any Confidential Information as that term is defined in the Confident Information and Inventions Agreement.  The Executive will not make use of such information for his own purposes or for the benefit of any person or organization other than the Company.  All records, memoranda, etc., relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.  Confidential information shall not include information that (i) becomes generally available to the public other than as a result of disclosure by the Executive, (ii) was available to the Executive on a non-confidential basis prior to disclosure to the Executive in connection with his duties to the Company, provided that the source of such information is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company (or any agent, employee or affiliate of Company) provided such source is not known to the Executive to be bound by a confidentiality agreement or other contractual obligation of confidentiality to the Company.

(c)           During the Period of Employment, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company.  During the period of his employment and for a period of 12 months thereafter, the Executive will not directly or indirectly manage, consult or work for, serve as employee, officer, director, consultant, agent or subcontractor for, finance, or own any part of or exercise management control over any business or entity wherein the Executive is directly or indirectly engaged in the development and/or commercialization of a Competitive Product.  A “Competitive Product” shall mean any product that contains recombinant platelet-derived growth factor, recombinant insulin-like growth factor, or any recombinant osteoinductive protein, including bone morphogenetic proteins, or any product containing any other protein intended to be used for tissue repair or regeneration.  In addition, during such 12 month period Executive will not engage, directly or indirectly, in any business activity or enterprise which is a “Competitive Activity”.  For purposes hereof, “Competitive Activity” means the making of investments in or the provision of capital to any enterprise (or an Affiliate), or to any person in connection with any enterprise (or an Affiliate thereof), with respect in which the Company has invested or provided capital or proposed, in writing, to invest or provide capital during the term of the Executive's employment, or to pursue any similar investment opportunity with any individual or enterprise introduced to the Executive or Company directly in connection with the performance of the Executive's duties to the Company during the term of his employment, in each case in the area of tissue repair or regeneration.  For purposes of this restriction, the receipt of stock, stock options or restricted stock for any reason (including as consideration for services or otherwise) shall be deemed an investment in the issuing company or any Affiliates thereof.  This restriction shall not apply to any investment opportunity that has been declined by the Company.  “Affiliate” shall mean any company, corporation, business or entity that is controlled by, controlling, or under common control with a company.  The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.  For a twelve month period after termination of the Period of Employment for any reason, the Executive will not solicit to hire any employee of the Company or solicit any employee to leave the employ of the Company.

(d) After the Period of Employment, upon reasonable notice the Executive shall provide the Company with sufficient information to verify compliance with his post-employment obligations hereunder, including providing periodic reports detailing any compensation received from another party during the severance period outlined above, and promptly responding to specific requests from the Company regarding possible violations of any restrictive covenant hereunder or under any other agreement with the Company.

(e)           The Executive acknowledges that the breach or threatened or attempted breach of any provision of Section 9 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 9 without being required to prove damages or furnish any bond or other security.

(f)           The Executive shall not be bound by the provisions of Section 9 in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement, provided that such default is not cured by the Company within sixty (60) days of the Company’s receipt from the Executive of a written notice of default.

(g)           For purposes of Section 9, the “Company” shall include any person or entity that, directly or indirectly, controls or is controlled by the Company or is under common control with the Company.

10.           Indemnification; Litigation.

The Executive and the Company previously entered into the Indemnification Agreement under which the Company has agreed to indemnify the Executive from and against certain liability associated with his providing services as an executive of the Company.  The parties hereby reaffirm the Indemnification Agreement, which shall remain effective together with this Employment Agreement.  In the event of a conflict between this Agreement and the Indemnification Agreement, the Indemnification Agreement shall supersede this Agreement.

11.           Effect of Change in Control.

(a) In the event there is a Change in Control (as defined below) and within the twelve (12) month period following such event Executive is terminated in a Without Cause Termination, or Executive elects to resign upon written notice to the Company following an event that constitutes Good Reason (as defined below), all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the Date of such Change of Control and shall remain exercisable for their stated terms.  In addition, the Company shall pay Executive upon such termination or resignation, in exchange for the Executive complying with the obligations and restriction set forth or referred to in Section 8, the severance payments and benefits due under Section eight (8)(a) above with respect to a Without Cause Termination, but such payments and benefits shall be provided for a period of twelve (12) months following termination or resignation pursuant to this Section.

(b) A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than fifty percent (50%) of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record).  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(c) A resignation for “Good Reason” shall be deemed to have occurred if the Executive resigns his employment with the Company after the occurrence of any of the following events, to which the Executive has not expressly consented in writing: (i) a material reduction in the Executive’s Base Salary (other than one applicable to all senior management); (ii) a material reduction in job duties, authority, responsibilities and requirements inconsistent with the Executive’s position with the Company and the Executive’s prior duties, authority, responsibilities, and requirements or a change in the Executive’s reporting relationship; (iii) a relocation of the Executive to a facility or location more than fifty (50) miles from the address of the Company’s headquarters office as of the effective date of this Agreement, or (iv) material breach by the Company of any of the material covenants herein.  Any of the foregoing conditions described in this Section 11(c) will constitute “Good Reason” only if the Executive first delivers a notice of termination to the Company identifying such condition (or conditions) within ninety (90) days after the initial occurrence of such condition (or conditions) and such condition continues uncured for a period of thirty (30) days after the delivery of such notice of termination.  Notwithstanding the foregoing, the Executive’s termination of employment will not be considered to be for Good Reason unless the Company fails to cure such condition and such termination of employment occurs within sixty (60) days  of the expiration of the Company’s (30) day cure period.

12.         Tax Provisions.

(a)           Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing the approval of the Executive (which approval shall not unreasonably be withheld), to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service such that the severance and other benefits provided under this Agreement shall not trigger the additional tax, interest, and any related penalties imposed by Code Section 409A(l)(B).  Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

(b)           The Company shall delay the payment of any severance benefits payable under this Agreement as required to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.  For the avoidance of doubt, no portion of  any such  severance benefits shall be subject to the foregoing delay if and to the extent that such benefits (i) constitute a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Treasury Regulations, or (ii) (A) are being paid due to the Executive’s “involuntary separation from service” (within the meaning of Section 1.409A-1(n) of the Treasury Regulations); (B) do not exceed two times the lesser of (1) the Executive’s annualized compensation from the Company for the calendar year prior to the calendar year in which the termination occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second (2nd) calendar year following the calendar year during which the Executive’s “separation from service” (within the meaning of Code Section 409A) occurs.  For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to any provision in this Agreement shall be treated as a right to receive a series of separate and distinct payments.  The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his termination of employment shall made by the Company in accordance with the terms of Code Section 409A and the applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c)           The continued employee benefits available under Sections 8 and 11 above that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Code Section 409A) are intended to comply, to the maximum extent possible, with the exception to Code Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations (and any successor thereto).  To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred and will be subject to the following additional rules:  (i) the amount of in-kind benefits provided, during any calendar year shall not affect the amount of in-kind benefits to be provided, during any other calendar year; and (ii) the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)           For the avoidance of doubt, no amount subject to the requirements of Code Section 409A shall become payable to the Executive as a result of a termination of employment that does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Section 1.409A-1(h) of the Treasury Regulations.

13.         Consolidation; Merger or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect.

14.         Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

15.         Governing Law.  This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

16.         Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a)           If to the Company, to:

Chief Executive Officer
BioMimetic Therapeutics, Inc.,
389 Nichol Mill Lane
Franklin, TN 37067

with a copy to:

General Counsel
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN 37067

or at such other address as may have been furnished to the Executive by the Company in writing; or

(b)           If to the Executive, at:  5205 Shaw Ct., Brentwood, TN  37027, or such other address as may have been furnished to the Company by the Executive in writing.

17.         Entire Agreement. This Agreement, together with the Indemnification Agreement and the previously executed Confidential Information and Inventions Agreement constitute the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.  In the event of a conflict between this Agreement and the Confidential Information and Inventions Agreement, this Agreement shall supersede the Confidential Information and Inventions Agreement.  In the event of a conflict between this Agreement and the Indemnification Agreement, the Indemnification Agreement shall supersede this Agreement.

18.         Binding Agreement.  This Agreement shall be binding on the parties' successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 17th  day of July 2009.

LARRY BULLOCK

BIOMIMETIC THERAPEUTICS, INC.

By:
Samuel E. Lynch
President and Chief Executive Officer